Exhibit 10.3

GREENBACKER RENEWABLE ENERGY COMPANY LLC
2023 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT GRANT AND AGREEMENT

This Restricted Share Unit Grant and Agreement (this "Agreement"), is made effective on [ insert date of grant] (the "Date of Grant") by and between Greenbacker Renewable Energy Company LLC, a Delaware limited liability company (together with its successors and assigns, the "Company") and the participant ("Participant") identified on the signature page attached hereto (the "Signature Page").

R E C I T A L S:

WHEREAS, the Company has adopted the Greenbacker Renewable Energy Company LLC 2023 Equity Incentive Plan (as it may be amended, the "Plan"), the terms of which Plan are incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined herein shall have the same meaning as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its Members to grant the Restricted Share Units provided for herein to Participant pursuant to the Plan and the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.            Grant of Restricted Share Units.

(a)          Grant. The Company hereby grants to Participant on the Date of Grant, on the terms and conditions hereinafter set forth in this Agreement, [●] Restricted Share Units in respect of Class P-I Shares (the "RSU Award"), subject to adjustment as set forth in the Plan and this Agreement.

(b)          Vesting. Subject to Participant's continued service with the Company Group through the applicable vesting date, the RSU Award shall vest and become exercisable with respect to thirty-three and one-third percent (33⅓%) of the Restricted Share Units on each anniversary of the Vesting Commencement Date. Upon a Termination for any reason, all unvested Restricted Share Units shall be forfeited for no consideration. Any Restricted Share Unit which has become vested in accordance with the foregoing shall be referred to as a "Vested Restricted Share Unit", and any Restricted Share Unit which is not a Vested Restricted Share Unit, shall be referred to as an "Unvested Restricted Share Unit".

(c)          Settlement of Restricted Share Units. (i) Vested Restricted Share Units shall be settled as soon as reasonably practicable following the vesting of such Vested Restricted Share Units (and, in any event, no later than the date which is two and one-half (2½) months following the end of the calendar year in which the Vested Restricted Share Units vested).

(ii)         Upon the settlement of a Vested Restricted Share Unit, the Company shall pay to Participant an amount equal to one Class P-I Share. As determined by the Committee, the Company shall pay such amount in (w) cash, (x) Common Shares (y) other securities or other property (including, without limitation, Corp Stock), as applicable or (z) any combination thereof.

(iii)        Notwithstanding anything in this Agreement to the contrary, the Company shall not have any obligation to issue or transfer any Common Shares as contemplated by this Agreement unless and until such issuance or transfer complies with all relevant provisions of law. As a condition to the settlement of any portion of the RSU Award evidenced by this Agreement, Participant may be required to deliver certain documentation to the Company.

2.            Repayment of Proceeds; Clawback. The RSU Award and all proceeds related to the RSU Award are subject to the clawback and repayment terms set forth in Sections 14(v) and 14(w) of the Plan and the Company's clawback policy, as in effect from time to time. If Participant's service with the Company Group is terminated by the Company for Cause or the Company Group discovers after Participant's Termination that grounds for a Termination for Cause existed at the time thereof, then Participant shall be required to pay to the Company, within ten (10) business days following the Company's request to Participant therefor, an amount equal to the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Participant received either in cash in respect of the settlement of Restricted Share Units, or upon the sale or other disposition of, or Distributions in respect of, Common Shares acquired upon the settlement of the RSU Award. Any reference in this Agreement to grounds existing for a Termination for Cause shall be determined without regard to any notice period, cure period or other procedural delay or event required prior to a finding of, or Termination for, Cause. The foregoing remedy shall not be exclusive.

3.            Legend. To the extent applicable, all book entries (or certificates, if any) representing the Common Shares delivered to Participant as contemplated by Section 1(c) above shall be subject to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares of Common Stock are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of any restrictions.

4.            Joinder Agreement. As a condition precedent to the issuance of any Common Shares pursuant to Section 1(c) hereof, if the Participant has not already done so, the Participant shall be required to sign a joinder agreement to the LLC Agreement in the form supplied by the Company.

5.            No Right to Continued Engagement. Neither the Plan nor this Agreement nor Participant's receipt of the Restricted Share Units hereunder shall impose any obligation on the Company Group to continue the engagement of Participant. Further, the Company Group may at any time terminate the engagement of Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

6.            Restrictions on Transfer; Lock-up. Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSU Award, other than to Permitted Transferees as may be permitted by the Committee from time to time in accordance with applicable laws and Section 14(b) of the Plan. Except as otherwise provided herein, no assignment or transfer of the RSU Award, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such assignment or transfer the RSU Award shall terminate and become of no further effect.

7.            Withholding. Participant may be required to pay to the Company or any of its Affiliates, and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Share Units, their grant or vesting or any payment or transfer with respect to the Restricted Share Units at the minimum applicable statutory rates, and to take such action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes. Committee may (but is not obligated to), in its sole discretion, permit or require Participant to satisfy all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld by (A) the delivery of Common Shares; or (B) having the Company withhold from the Common Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant Common Shares with an aggregate Fair Market Value equal to an amount not in excess of such minimum statutorily required withholding liability (or portion thereof).

8.            Securities Laws; Cooperation. Upon the vesting of any Unvested Restricted Share Units, Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws, the LLC Agreement, the Plan or this Agreement. Participant further agrees to cooperate with the Company in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

9.            Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Corporate Secretary at the principal executive office of the Company and to Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

10.          Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and performed wholly within the State of New York, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York, and each of Participant, the Company, and any Permitted Transferees who hold Restricted Share Units pursuant to a valid assignment hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of Participant, the Company, and any Permitted Transferees who hold Restricted Share Units pursuant to a valid assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.

11.          RSU Award Subject to Plan; Amendment. By entering into this Agreement, Participant agrees and acknowledges that Participant has received and read a copy of the Plan. The Restricted Share Units granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of Participant hereunder without the consent of Participant.

12.          Section 409A. It is intended that the Restricted Share Units granted hereunder shall be exempt from Section 409A of the Code pursuant to the "short-term deferral" rule applicable to such section, as set forth in the regulations or other guidance published by the Internal Revenue Service thereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the Date of Grant.

GREENBACKER RENEWABLE ENERGY COMPANY LLC

By:
Name:
Title:

Date of Grant:	[______]

Number of Restricted Share Units Granted:	[______]

Vesting Commencement Date:	[______]

Acknowledged and Agreed
as of the date first written above:

Participant Signature

Signature Page

RSU Agreement